Exhibit 16

August 18, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have read the statements made by Huayue Electronics, Inc. (the “Company”) in Item 4.01 of the Company’s Current Report on Form 8-K dated August 14, 2014, regarding Item 4.01 Change in Registrant’s Certifying Accountant.  We agree with the statements made regarding our firm in such Current Report on Form 8-K. We have no basis to agree or disagree with other statements of the Company made under Item 4.01 therein.

/s/ Friedman LLP

New York, New York